JULEX CAPITAL MANAGEMENT, LLC.
CODE OF ETHICS
December 31, 2017

Julex's Code of Ethics ("Code") applies to all of the firm's employees ("access person" as described below) and governs their personal investment activities. It is understood throughout the firm that:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility and
•	Supervised persons must not take inappropriate advantage of their positions.

Who is covered by this Code

All Employees are subject by this Code.  They are responsible for the personal trading of Connected Persons. The CCO keeps a list of all Employees and Connected Persons, as well as a list of all Access Persons and Supervised Persons.  In limited circumstances, and based upon the facts involved, the CCO may make a finding that an Employee is not subject to a Code requirement or is not subject to such requirement with respect to one or more of his or her Connected Persons. A Connected Person is a spouse, domestic partner, child or other immediate family member residing in the same household as the Employee.

Personal Securities Transactions

Pre-clearance

Given the current size of the firm, all publicly traded securities are exempt from requiring pre-clearance to transact unless they are on "Black Out" List. Currently, firm transactions on behalf of clients have an immaterial effect on public market trading valuations. Transaction notification to Erik Philbrook, Chief Compliance Officer ("CCO"), shall be deemed sufficient adherence to policy. Any employee transactions, regardless of materiality, deemed as a potential perceived conflict of interest, shall be recorded in the firm's record keeping. At such time that the Chief Compliance Officer or a Managing Partner determines that a pre-clearance of personal transaction policy is necessary, the following process shall be implemented:

An officer or employee may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if:

• such purchase or sale has been approved by the Chief Compliance Officer;
• the approved transaction is completed by the close of business on the trading day approval is received; and
• the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Exemptions from Pre-clearance

Julex Capital Management, LLC has set up various "seed capital" accounts to establish performance results for the investment strategies it has developed.  These seed capital accounts can be funded by officers of the company, who would otherwise be subject to pre-clearance restrictions for trading in the "Black Out List."  Since these accounts are expected to be actively traded consistent with model strategies of the firm, and are traded behind all external client accounts, no pre-clearance of trades for these types of accounts is required.

Black Out List

Julex Capital Management, LLC typically trades client accounts on the first of every month.  Julex employees are prohibited from conducting trades in all ETF/N's, equity securities listed in the Russell 1000® index, MLP's or REIT's (the "Black Out List") on the day preceding a rebalance and the day of a model or managed strategy rebalance.  The CCO reserves the right to make special consideration for any employee submitting for preclearance to conduct a trade of a ETF/N, Russell 1000® equity, MLP or REIT that does NOT appear on the model and managed strategy trade rebalance.  Employees are prohibited from personally purchasing or selling securities on the Julex Black Out List without preclearance by the CCO.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the Chief Compliance Officer. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts of interest with the principles and objectives of this Code, including a pattern of front running. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every access person and their spouse or family members living in the same household that does not permit their custodian(s) to copy Julex Capital Management, LLC on reporting statements, transaction confirms etc., shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below.
1.  Initial Holdings Report

a. Every access person and their spouse or family members living in the same household shall, no later than thirty (30) days after the person becomes a supervised person, file an initial holdings report containing the following information:

i.
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes an access person;

ii.
The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

iii.	The date that the report is submitted by the access person. The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2.  Annual Holdings Report

a. Every access person and their spouse or family members living in the same household shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

b. Access persons will be exempt from this requirement if all of their personal holdings are held at custodian for which the Chief Compliance Officer has access to and may review independently.

3.  Quarterly Transaction Reports

a. Every access person and their spouse or family members living in the same household must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information: With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

i.
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	The price of the reportable security at which the transaction was affected;
iv.	The name of the broker, dealer or bank with or through whom the transaction was affected; and
v.	The date the report is submitted by the access person.

b. Access persons are required to have duplicate copies of their monthly brokerage statements sent to the CCO or made available by download to the CCO by the custodian and will be exempt from this requirement if all of their personal transactions were conducted at custodian for which the Chief Compliance Officer has access to and may review these records independently.

4.  Exempt Transactions

a. An access person need not submit a report with respect to:

i.	Transactions in mutual funds, U.S. Treasuries or agencies, cash and cash-equivalents and commodity and treasury futures.
ii.
Transactions in securities based on broad market indices such as but not limited to the S&P 500, the MSCI World or the like. Examples of these types of transactions would include open-end ETFs (excluding those on the "Black Out" List) where either the actual security of the underlying index is so large in comparison to the size of the trade being performed that the market impact of the trade would be irrelevant to the price received by clients of the firm should the client happen to have their trade executed subsequent to the supervised person.

iii.	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
iv.	Transactions effected pursuant to an automatic investment plan and
v.
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Julex Capital Management LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Julex's access persons must list ALL their brokerage accounts indicating the customer's name and account number on both initial and annual reports regardless of whether these accounts only contain the above mentioned exempt transactions.

5.  Monitoring and Review of Personal Securities Transactions

a.   The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with Julex Capital Management LLC's policies regarding personal securities transactions and applicable SEC rules and regulations.

b. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Julex Capital Management LLC.

c. Any transactions for any accounts of Erik Philbrook will be reviewed and approved by the President or other designated supervisory person.

d. The Chief Compliance Officer shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Gifts and Entertainment Policy

Business entertainment and gifts serve legitimate and valuable business purpose.  Such a policy is a means of addressing conflicts of interest.

Gifts include all gifts, entertainment and other forms of benefit or potential inducement.  Personal gifts and other benefits should only be offered or accepted where they are reasonable in the circumstances.  There should be an existing relationship between Julex or an Employee and any person offering or receiving a gift.

All gifts offered or received by Employees must be reported to the CCO.  Gifts in excess of $250 offered or received by an Employee must be recorded on a Gifts Form (see Appendix 1) and submitted to the CCO.

Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Julex and its access persons to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring Julex's officers and employees from the securities industry. Finally, Julex and its access persons may be sued by investors seeking to recover damages for insider trading violations. The rules contained in this Code apply to securities trading and information handling by access persons of Julex Capital Management, LLC and their immediate family members.  An access person must notify Erik Philbrook, CCO immediately if s/he believes that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Julex Capital Management, LLC), while in the possession of material, nonpublic information, nor may any personnel of Julex Capital Management LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, employees should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column. One should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Julex Capital Management LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for oneself or others, including investment funds or private accounts managed by Julex Capital Management LLC ("Client Accounts"), one must determine whether s/he has access to material, nonpublic information. The following steps should be taken if one believes that s/he has access to nonpublic information.

a. Report the information and proposed trade immediately to the CCO.
b. Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
c. Do not communicate the information inside or outside the firm, other than to the CCO.
d. After CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take. An employee should consult with the CCO before taking any action. This degree of caution will protect the employee, the firm and its clients.

APPENDIX 1
RECORD OF GIFTS AND ENTERTAINMENT ("GIFTS") FORM

Name of Employee
Gift offered to/received from (name of counterparty / client etc.) and date:
Nature of gift:
Reason for gift:
Approximate value:
Any other relevant information:
CCO's Decision
I approve the offering / receipt of the above gift* The offer /receipt of the above gift is declined* CCO's Signature: (* delete as appropriate)
Date: